Exhibit 10.6

AMENDMENT to

ASSET PURCHASE AGREEMENT

by and between

Zentrum Limited,
A British Virgin Islands Company,

and

Algo Markets Limited,
a Malaysia Company

Dated as of May 22, 2014

ASSET PURCHASE AGREEMENT

THIS AMENDMENT to ASSET PURCHASE AGREEMENT is entered into as of May 22, 2014, by and between Zentrum Limited, a British Virgin Islands company (the "Seller") and Algo Markets Limited, a Malaysia company (the "Purchaser").

Recitals

WHEREAS, the Purchaser and the Seller (collectively, the “Parties”) entered into that certain Asset Purchase Agreement, dated as of March 10, 2013 (the “Original Agreement”); and

WHEREAS, the Parties wish to amend the Original Agreement to clarify that the Purchaser purchased assets of the Seller and did not merge with and did not purchase the business of the Seller;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each party hereby agrees to replace the Original Agreement in its entirety and to amend it as follows:

1. SALE OF TRANSFERRED ASSETS; TRANSACTIONS.

1.1 Sale of Transferred Assets. The Seller shall sell, assign, transfer, convey and deliver to the Purchaser at the Closing (as defined in Section 1.4), good and valid title to the Transferred Assets (as defined below), free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, "Transferred Assets" means the following assets:

(a)    all Intellectual Property and Intellectual Property Rights, and all goodwill of the Seller related to any of the foregoing;

(b)    all rights of the Seller under Third Party Software licenses;

(c)    all Governmental Authorizations; and

(d)    all claims (including claims for past infringement or misappropriation of Intellectual Property or Intellectual Property Rights) and causes of action of the Seller against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Seller) to the extent that they pertain to Intellectual Property or Intellectual Property Rights, and all rights of indemnity, warranty rights, rights of contribution, deposits, prepayments, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable) to the extent that they relate to Intellectual Property or Intellectual Property Rights; however, notwithstanding the foregoing, the Seller retains its rights to such claims and causes of action described above that (a) arise prior to Closing and affect the Seller’s business and (ii) arise post-Closing (solely to the extent they are required to protect any of the Seller’s rights in its ongoing business operations);

1.2 Agreements Relating to Transfer of Transferred Assets. The Seller and the Purchaser agree that all of the Transferred Assets (including software and any related documentation) that can be transmitted to the Purchaser electronically will be so delivered to the Purchaser promptly following the Closing and will not be delivered to the Purchaser on any tangible medium.

1.3 Purchase Price. As consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to the Purchaser: Purchaser shall pay a total of $24,000,000, payable as to (i) $2,500,000 till March 31, 2014, and (ii) the remaining $21,500,000 paid in ten (10) equal successive quarterly instalments beginning April 30, 2014; provided, however, that Seller may invoice against such payment schedule on a monthly basis.

1.4 Closing. The execution, delivery and closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 1 , Changi North Street 1 , Singapore , 11 am. The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date."

2. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants to the Purchaser as follows: 2.1 Incorporation, Power and Authority.

(a)           The Seller has been duly incorporated, and is validly existing and in good standing, under the laws of the jurisdiction of its incorporation. The Seller has full power and authority: (i) to execute, deliver and perform this Agreement; and (ii) to own and use the Transferred Assets in the manner in which such assets are currently owned and used.

(b)           The Seller is qualified, licensed or admitted to do business as a foreign corporation in the State of California and under the laws of all other jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission and where the failure to be so qualified, licensed or admitted would have a Material Adverse Effect.

2.2 Title to Assets. Other than with respect to Seller IP, which is addressed in Section 2.3, the Seller owns, and has good and valid title to the Transferred Assets. All of said assets are owned by the Seller free and clear of any Encumbrances, except for any lien for current taxes not yet due and payable.

2.3 Intellectual Property.

(a)    Other than the Third Party Software licenses and Open Source Software licenses, to the Seller’s knowledge, the Seller is not a party to any inbound third party.

(b)    The Seller exclusively owns all right, title and interest to and in the Seller IP and Seller Technology.

(c)    Seller either owns and possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement or permission all Intellectual Property used in or necessary for use in its business as presently conducted and can either assign or license such rights to the Purchaser. Seller has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that it owns or uses that is primarily related to its business. Without limiting the generality of the foregoing:

(i)          all documents and instruments necessary to establish, secure and perfect the rights of the Seller in the Seller IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii)         each Person who is or was an employee or independent contractor of the Seller and who is or was involved in the creation or development of any Seller IP has signed an agreement containing an irrevocable assignment of Intellectual Property Rights to the Seller for which such Person is or was an employee or independent contractor;

(iii)        no funding, facilities or personnel of any Governmental Body or college, university or other education institution were used to develop or create, in whole or in part, any Seller Technology or any Seller IP; and

(iv)        the Seller has taken all reasonable steps to maintain the confidentiality of all source code for ALGORITHMS & Software and all other proprietary information held by the Seller, or purported to be held by the Seller, as a trade secret, which steps are no less rigorous than the steps used by Seller to maintain the confidentiality of its other most important source code and other proprietary information.

(d)    Seller has the right to convey, assign and/or license, as appropriate, the Intellectual Property Rights pertaining to its business, including without limitation the Seller IP as contemplated by this Agreement.

(e)    To the knowledge of the Seller, the Seller IP is valid, subsisting and enforceable.

In each case,

(i)          each item of Seller IP that is Registered IP is in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain each such item of Seller IP in full force and effect have been made by the applicable deadline; and

(ii)          no interference, opposition, reissue, re-examination or other Legal Proceeding of any nature is or has been pending or to the knowledge of the Seller is threatened in which the scope, validity or enforceability of any Seller IP is being, has been or could reasonably be expected to be contested or challenged.

(f)    Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated herein will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Seller IP or Seller Technology; (ii) the release, disclosure or delivery of any source code within the ALGORITHMS & Software by or to any escrow agent or other Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Seller IP, Seller Technology; or (iv) to the Seller's Knowledge, a violation of any third party Intellectual Property Rights.

(g)    With respect to each item of Third Party Software:

(i)          the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

(ii)         the license, sublicense, agreement or permission will continue to be legal, valid, binding and enforceable, and in full force and effect following the consummation of the transactions contemplated in this Agreement; and

(iii)        no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder.

(h)   To the knowledge of Seller, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Seller IP.

(i)    To the knowledge of Seller, the design, development, use, import, branding, manufacture and sale of the ALGORITHMS & Software as currently conducted by the Seller, does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third Person. Seller has not received any charge, complaint, Claim, demand, or notice alleging any infringement, misappropriation or violation of Intellectual Property Rights of a third Person (including a Claim that Seller must license or refrain from using any Intellectual Property Rights pertaining to its business).

(j)    None of the ALGORITHMS & Software contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such ALGORITHMS & Software. The Seller has provided to the Purchaser a complete and accurate list of all known bugs, defects and errors in each version and component of the ALGORITHMS & Software.

(k)    None of the ALGORITHMS & Software contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user's consent.

(l)    The ALGORITHMS & Software and other Intellectual Property included in the Transferred Assets does not constitute open source or freeware Intellectual Property, or any modification or derivative work thereof, including any version of any software licensed pursuant to any GNU General Public License or limited general public license, or pursuant to any license that purports to restrict a party's ability to charge for distribution or use of software or requires that derivative works of the software be made available to the public or otherwise used only pursuant to specified terms (collectively, "Open Source Software"), and no Open Source Software was used in, incorporated into, integrated or bundled with, the ALGORITHMS & Software or any of the other Intellectual Property included in the Transferred Assets. The Open Source Software included in the Transferred Assets, as currently used and distributed in the conduct of the Seller’s business, does not, to the Seller's Knowledge, subject the proprietary software included in the Transferred Assets to any Open Source Software licenses.

(m)   In the event and to the extent that the Seller either owns or licenses any Intellectual Property Rights in any of the Seller Technology after the Closing (collectively, the "Seller Retained IP"), Seller shall grant Purchaser a perpetual, nonrevocable, sublicensable, fully-paid up, royalty-free, limited license under the Seller Retained IP to make, use, sell, import, export, distribute, copy, perform, reproduce, make derivatives of the Seller Technology.

2.4 Compliance with Legal Requirements; Governmental Authorizations.

(a)    The Seller is in compliance in all material respects with all applicable Legal Requirements with respect to its business. The Seller has not received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement with respect to its business.

(b)    The Governmental Authorizations pertaining to the Intellectual Property and Intellectual Property Rights will be transferred to Purchaser upon completion of the transactions contemplated in this Agreement.. The Seller is in compliance in all material respects with the terms and requirements of the Governmental Authorizations. The Seller has not received any notice or other communication (in writing or otherwise) from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time challenged in writing the right of the Seller to conduct its business as currently conducted.

(c)    The Seller is in compliance in all material respects with all Legal Requirements relating to the export, re-export, import and transfer of products, commodities, services and technology from the jurisdiction of one Governmental Body to another with respect to the conduct of its business.

2.5 Legal Proceedings; Orders.

(a)    There is no pending Legal Proceeding, and, to the knowledge of the Seller, no Person has threatened in writing to commence any Legal Proceeding: (i) that specifically relates to the Transferred Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

(b)    There is no Order to which the Seller, or any of the Transferred Assets, is subject.

2.6 Authority; Binding Nature of Agreement. The Seller has all requisite power and authority to enter into and to perform its obligations under the Agreement; and the execution, delivery and performance by the Seller of the Agreement to which it is a party have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state Legal Requirements affecting the rights of creditors.

2.7 Non-Contravention; Consents. Neither (i) the execution, delivery or performance of this Agreement, nor (ii) the consummation of the Transactions will directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws of the Seller, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Seller;

(b)    contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, or any of the assets owned or used by the Seller, is subject;

(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Seller or that otherwise relates to its business or to any of the assets owned or used by the Seller;

(d)    result in the imposition or creation of any Encumbrance upon or with respect to any Transferred Asset;

(e)    result in the disclosure or delivery to any escrow holder or other Person of any source code for any ALGORITHMS & Software, or the transfer of any material asset of the Seller to any Person;

(f)    result in a breach of any contract or agreement to which Seller is a party or by which its assets may be bound; or

(g)    require the Seller to make any filing with any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other Transactions, or (y) the consummation of the Transactions.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser represents and warrants to the Seller as follows:

3.1 Organization and Standing; Certificate and Bylaws. The Purchaser is a corporation duly organized and validly existing under, and by virtue of, the laws of Malaysia and is in good standing under such laws. The Purchaser has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted. The Purchaser is presently qualified to do business as a foreign corporation in good standing in each jurisdiction where the failure to be so qualified or in good standing would have a material adverse effect on the Purchaser’s business as now conducted.

3.2 Intellectual Property, Trademarks, etc.

(a)    To the Purchaser’s knowledge, the Purchaser has the right to use, free and clear of all liens, charges, Claims and restrictions, all intellectual property, patents, trademarks, service marks, trade names, copyrights, licenses and rights necessary to the business of the Purchaser as presently conducted (the “Purchaser Intellectual Property”) without any known infringement of the rights of others. The Purchaser has not received any communications alleging that the Purchaser has violated or, by conducting its business as currently conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any person or entity, nor is the Purchaser aware of any basis therefor. The Purchaser is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Purchaser or that would conflict with the Purchaser’s business.

(b)    Each former and current employee of the Purchaser has executed an Employee Proprietary Information Agreement (the “Proprietary Information Agreement”). Each independent contractor or consultant to the Purchaser has either executed a non-disclosure agreement or is subject to confidentiality provisions in the respective agreement with the Purchaser. The Purchaser does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to his or her employment with the Purchaser, which has not otherwise been transferred to the Purchaser.

3.3 Title to Properties and Assets; Liens, etc. The Purchaser has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) the lien of current taxes not yet due and payable and (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Purchaser, and which have not arisen otherwise than in the ordinary course of business. The Purchaser is in compliance with the material terms of each real property lease to which it is a party.

3.4 Compliance with Other Instruments, None Burdensome, etc. The Purchaser is not in violation of any term of its charter or its Bylaws or in any material respect of any term or provision of any material mortgage, Indebtedness, indenture, contract, agreement, instrument, judgment or decree to which it is a party or by which it is bound, and to the Purchaser’s knowledge, the
Purchaser is not in violation of any order, statute, rule or regulation applicable to the Purchaser. The execution, delivery and performance of and compliance with this Agreement, will not result in any violation of, or conflict with, or constitute a default under, the Purchaser’s charter or its Bylaws, as amended to date, or any of its agreements, nor result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Purchaser.

3.5 Litigation, etc. There are no actions, suits, proceedings or investigations pending against the Purchaser or its properties or its officers or directors (nor, to the Purchaser’s knowledge, is there any threat thereof) before any court or governmental agency that (i) questions the validity of this Agreement or the right of the Purchaser to enter into this Agreement; (ii) would have a material adverse effect on the Purchaser; or (iii) would change the current equity ownership of the Purchaser.

4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

4.1 Survival.

(a)    All representations and warranties of the Seller (set forth in Section 2) and of the Purchaser (set forth in Section 3) shall expire on March 31, 2014, provided that for any good-faith claim for indemnification for alleged breach of any such representation or warranty made prior to expiration of such period, such representation or warranty shall survive with respect to any such claim for indemnity made on a timely basis.

(b)    Claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Section 4 shall be the sole and exclusive remedy of any Indemnitee for monetary damages from and after the Closing with respect to breaches of this Agreement by the Seller or the Purchaser. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnitee to seek or obtain injunctive relief, rescission or any other equitable remedy to which such Indemnitee is otherwise entitled.

4.2 Indemnification by the Seller. From and after the Closing (but subject to Section 4.1), the Seller shall hold harmless and indemnify Purchaser from and against, and shall compensate and reimburse Purchaser for, any Damages which are suffered or incurred by Purchaser or to which Purchaser may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

(a)    any inaccuracy in or breach of any representation or warranty made by the Seller in Section 2 of this Agreement as of the date of this Agreement;

(b)    any breach of any covenant or obligation of the Seller set forth in this Agreement; or

(c)    any Liability of the Seller (including Liabilities pertaining to the Transferred Assets pertaining to the period prior to the Closing) to which Purchaser becomes subject.

4.3 Indemnification by the Purchaser. From and after the Closing (but subject to Section 4.1), the Purchaser shall hold harmless and indemnify Seller from and against, and shall compensate and reimburse Seller for, any Damages which are suffered or incurred by Seller or to which Seller may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

(a)    any inaccuracy in or breach of any representation or warranty made by the Purchaser in Section 3 of this Agreement as of the date of this Agreement; or

(b)    any breach of any covenant or obligation of the Purchaser set forth in this Agreement;

4.4 Certain Limitations.

(a)    The Seller shall not be required to make any indemnification payment pursuant to Section 4.2 for any inaccuracy in or breach of any representation or warranty until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $100,000 in the aggregate. If the total amount of such Damages exceeds $100,000 in the aggregate, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the total amount of such Damages.

(b)    The total amount of Damages which the Seller may be entitled to be indemnified against (i) pursuant to Section 4.3(a) shall be limited to $7,500,000, and (ii) pursuant to Section 4.3(b), shall be limited to $3,000,000.

4.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Purchaser or any other Person) (hereinafter an "Indemnitee") with respect to which the Seller or Purchaser (hereinafter an "Indemnitor") may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 4, the Indemnitor shall have the right, at its election, to proceed with the defence of such claim or Legal Proceeding on its own by appointing legal counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defence (it being understood that an Indemnitee shall be entitled to withhold consent if the Indemnitor's counsel is subject to a conflict of interest); provided, that:

(a)    the Indemnitor acknowledges and agrees in writing that the Seller Claim is an indemnifiable claim for which the Indemnitor has an indemnification obligation pursuant to this Article VI; and

(b)    if the Indemnitor shall control the defence of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim if such settlement imposes any obligation on Indemnitee or otherwise would restrict the activities of the Indemnitee, or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claims.

The Indemnitee shall give the Indemnitor prompt notice in writing of the commencement of any such Legal Proceeding against the Indemnitee to which this Section 4 would be applicable; provided, however, that any failure on the part of the Indemnitee to so notify the Indemnitor shall not limit any of the obligations of the Indemnitee under Section 4.1 (except to the extent such failure materially prejudices the defence of such Legal Proceeding). If the Indemnitor does not elect to proceed with the defence of any such claim or Legal Proceeding or does not do so in accordance with the terms of this Section 4.5, the Indemnitee may proceed with the defence of such claim or Legal Proceeding with counsel selected by Indemnitee, all reasonable expenses relating to the defence of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnitor, and the Indemnitor shall reasonably cooperate with the Indemnitee, as applicable, by providing copies of records and information that are reasonably relevant to such Legal Proceeding; provided, however, that if the Indemnitee has acknowledged its liability to provide indemnity, but has not exercised its right to control the defence, the Indemnitee shall obtain the prior written consent of the Indemnitor (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim if such settlement imposes any obligation on the Indemnitor or otherwise would restrict the activities of the Indemnitor, or if such settlement does not expressly and unconditionally release the Indemnitor from all liabilities and obligations with respect to such claims.

4.6 Indemnification Claims.

(a)    If any Indemnitee has incurred or suffered or claims to have incurred or suffered, or believes that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Section 4, such Indemnitee may deliver a notice to the Indemnitor (any such notice being referred to as a "Notice of Indemnification Claim," and the claim for indemnification, compensation and reimbursement described in such Notice of Indemnification Claim being referred to as an "Indemnification Claim"), which shall (i) state that such Indemnitee believes that that there is or has been a possible inaccuracy in or breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed under this Section 4, (ii) contain a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a possible inaccuracy or breach or that such Indemnitee may otherwise be entitled to be held harmless, indemnified, compensated or reimbursed, and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy, breach or other matter referred to in such notice (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the "Claimed Amount").

(b)    In the event that the Indemnitee has delivered a Notice of Indemnification Claim to the Indemnitor, the Indemnitor shall have ten (10) days to deliver a written objection to the Claimed Amount set forth in the Notice of Indemnification Claim. If the Indemnitor timely delivers such a written objection to the Indemnitee, the Indemnitee and the Indemnitor shall use commercially reasonable efforts to resolve any such objections, but if a final resolution is not obtained within thirty (30) days after the Indemnitor has submitted its objections, the Indemnitee and the Indemnitor shall submit the matter to non-binding mediation in a manner to be agreed to between the Indemnitee and the Indemnitor. If the Indemnitor does not deliver a written objection within such time period, the Indemnitee shall be entitled at such time to any amounts due and payable pursuant to such Claimed Amount in accordance with this Section 4.

5. CERTAIN POST-CLOSING COVENANTS.

5.1 Further Actions. From and after the Closing Date, the Seller shall cooperate with the Purchaser and the Purchaser's affiliates and representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Transferred Assets. In addition, upon Purchaser's reasonable request and in furtherance of the license grant contained Section 2.3(m) hereto, Seller shall deliver to Purchaser such software or other assets that were not included in and that do not otherwise constitute Transferred Assets but that are otherwise necessary.

5.2 Publicity. On the Closing Date, the parties shall issue a joint press release announcing the Transactions. Thereafter, any press release concerning the Transactions issued by either party must be substantially consistent in all material respects with the joint press release described above; provided, however, that the Seller may issue press releases concerning any of the Transactions as required by applicable laws without the consent of the Purchaser, including securities laws. All other communications concerning the Transactions must not be inconsistent with the joint press release.

6. MISCELLANEOUS PROVISIONS.

6.1 Attorneys' Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

6.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. Singapore time on such day; (c) the first Business Day after sent by facsimile (to the extent that the sender has received confirmation of transmission after 5:00 p.m. Singapore time on the day sent by facsimile); or (d) the third Business Day after sent by registered mail or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to the Purchaser:

Algo markets Limited.
1 Changi North Street 1
Singapore 489789
Attention: President

If to the Seller:

Zentrum limited
Esys Building
Jebel Ali , Dubai. UAE
Attention: Chief Financial Officer/General Counsel

6.3 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.4 Counterparts and Exchanges by Electronic Transmission or Fax. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or fax shall be sufficient to bind the parties to the terms and conditions of this Agreement.

6.5 Governing Law;.

This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Labuan, Malaysia (without giving effect to principles of conflicts of laws).

6.6 Successors and Assigns; Parties in Interest.

(a)    This Agreement shall be binding upon: the Seller and its successors and assigns (if any); and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Seller; the Purchaser; the other Indemnitees; and the respective successors and assigns (if any) of the foregoing.

(b)    After the Closing Date, the Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 5), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person; provided, however, that the Purchaser shall remain liable for all of its obligations under this Agreement.

(c)    The Seller shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the Purchaser's prior written consent.

(d)    None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing: (i) no employee of the Seller shall have any rights under this Agreement; and (ii) no creditor of the Seller shall have any rights under this Agreement.

6.7 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Each party agrees that: (a) in the event of any breach or threatened breach by any other party of any covenant, obligation or other provision set forth in this Agreement, such party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) no Person shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.

6.8 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.9 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

6.10 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

6.11 Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

6.12 Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

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The parties to this Amendment to Asset Purchase Agreement have caused this Amendment to Asset Purchase Agreement to be executed and delivered as of the date first written above.

Algo Markets Limited a Malaysia Company

By:	/S/ Olena Bystrova
Name: Olena Bystrova Title: Chief Operating Officer

Zentrum Limited, a BVI Company

By:	/S/ Jahangir Panikkaveettil Perumbarambathu
Name: Jahangir Panikkaveettil Perumbarambathu Title: Director

AMENDMENT TO ASSET PURCHASE AGREEMENT

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A, the following terms shall have the following respective meanings:

Agreement. "Agreement" shall mean the Amendment to Asset Purchase Agreement to which this Exhibit A is attached, as it may be further amended from time to time.

Business Day. “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

Claim. "Claim" shall mean and include all past, present and future disputes, claims, controversies, demands, actions and causes of action of every kind and nature, including: (a) any unknown, unsuspected or undisclosed claim; and (b) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. "Contract" shall mean any written, oral, implied or other agreement, contract, subcontract, lease, license, warranty, insurance policy, benefit plan or legally binding commitment of any nature.

Damages. "Damages" shall include any loss, damage, injury, settlement, judgment, award, fine, penalty, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature. Notwithstanding the foregoing definition, the term "Damages" shall in no event include consequential, incidental or special damages, or amounts recoverable as lost profits or based on a multiple of earnings.

Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, trust, equitable interest, preference, right of possession, lease, tenancy, encroachment, interference, order, proxy, option, right of first refusal, pre-emptive right, community property interest or imperfection of title, except for Encumbrances for taxes not yet due and payable, and such imperfections in title and Encumbrances that do not materially detract from value. In no event shall “Encumbrance” include licenses granted under Intellectual Property Rights.

Entity. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, Seller, firm or other enterprise, association, organization or entity.

Governmental Authorization. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, or body and any court or other tribunal).

Indebtedness. "Indebtedness" shall mean as applied to any Person (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all Liabilities under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (f) any Liability of such Person in respect of banker's acceptances or letters of credit, (g) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clause (a), (b), (c), (d), (e) or (f) above, and (h) all indebtedness referred to in clause (a), (b), (c), (d), (e), (f) or (g) above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

Intellectual Property. "Intellectual Property" shall mean algorithms, APIs, apparatus, databases, data collections, development tools, diagrams, formulae, inventions (whether or not patentable), logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web pages, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries), but in all events excluding Intellectual Property Rights.

Intellectual Property Rights. "Intellectual Property Rights" shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and (g) reissues of, and applications for, any of the rights referred to in clauses "(a)" through "(f)" above.

Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. "Legal Requirement" shall mean shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

Material Adverse Effect. A violation or other matter will be deemed to have or result in a "Material Adverse Effect" if such violation or other matter could, or could reasonably be expected to, have or result in a material adverse effect on any of the Transferred Assets, the ability of the Seller to consummate the Transactions on a timely basis or on the business, operations, financial performance or prospects of the business, taken together as a whole.
Order. "Order" shall mean any order, writ, injunction, judgment or decree. Person. "Person" shall mean any individual, Entity or Governmental Body.

Registered IP. "Registered IP" shall mean all Intellectual Property Rights within the Transferred Assets that are registered, filed, or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks, any renewals, extensions, combinations, divisions, and reissues thereof, and all applications for any of the foregoing.

Seller IP. "Seller IP" shall mean all Intellectual Property Rights owned by Seller.

Seller Technology. "Seller Technology" shall mean all Intellectual Property owned by Seller.

Third-Party Software. "Third-Party Software" means software commercially available from a party other than the Seller, excluding any Open Source Software licenses.

Transactions. "Transactions" shall mean: (a) the execution and delivery of this Agreement; and (b) all of the transactions contemplated by this Agreement, including, but not limited to: (i) the sale of the Transferred Assets by the Seller to the Purchaser in accordance with the Agreement; and (ii) the performance by the Seller and the Purchaser of their respective obligations under this Agreement, and the exercise by the Seller and the Purchaser of their respective rights under this Agreement.